EXHIBIT 99.1

Educational Development Corporation Announces Unaudited Net Sales Information and Quarterly Dividend

TULSA, Okla., Feb. 28, 2014 (GLOBE NEWSWIRE) -- Educational Development Corporation ("EDC") (Nasdaq:EDUC) (http://www.edcpub.com) today announced their quarterly cash dividend and fiscal year 2014 net sales increase over fiscal year 2013.

EDC completed its fiscal year today, February 28, 2014. We are proud to announce unaudited results reflect a record net sales year for the Publishing division, EDC Publishing. The Home Business division, Usborne Books & More (UBAM), recorded a yearly net sales increase for the first time in nine years.

The Board of Directors has authorized a $0.08 per share cash dividend. The dividend will be paid on March 21, 2014 to shareholders of record March 14, 2014.

About Educational Development Corporation

Educational Development Corporation sells children's books, including Usborne Books and the Kane Miller line of international children's titles through a multi-level sales organization of independent consultants, through 5,000 retail stores and over the Internet. More than 1,600 different titles are available for children of all ages, with periodic new additions.

CONTACT: Educational Development Corporation
         Randall White, (918) 622-4522